Exhibit 10.10

PUMATECH, INC.

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT, dated as June 14, 2002 is between PUMATECH, INC. a Delaware corporation (the “Company”) and WOODSON M. HOBBS (“Executive”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.    Definitions.    Unless otherwise defined in the body of the Agreement, capitalized terms shall have the meanings set out on Attachment I hereto.

2.    Employment; Term of Employment.    The Company hereby employs the Executive, and the Executive hereby accepts such employment with the Company, upon all the terms and conditions set forth below. Unless earlier terminated as hereinafter provided, the term of the Executive’s employment under this Agreement shall continue from the date hereof until terminated by either party. THE COMPANY AND THE EXECUTIVE ACKNOWLEDGE THAT THE EXECUTIVE’S EMPLOYMENT IS AT WILL AND CAN BE TERMINATED BY EITHER PARTY AT ANY TIME, WITH OR WITHOUT CAUSE. If the Executive’s employment terminates for any reason, with or without cause, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as specifically provided in this Agreement.

3.    Duties.

(a)  Position.    The Company shall employ the Executive in the position of President and Chief Executive Officer and may assign other reasonable duties from time to time. The Executive will also be appointed to the Company’s Board of Directors, subject to subsequent ratification by the Company’s shareholders. The Board of Directors shall have the right to review the responsibilities and compensation of the Executive from time to time as the Board may deem necessary or appropriate.

(b)  Obligations.    The Executive shall devote his full efforts and time to the Company. The foregoing, however, shall not preclude the Executive, outside normal business hours, from engaging in appropriate civic, charitable or religious activities or from devoting a reasonable amount of time to private investments or from serving on the boards of directors of other entities, as long as such activities and service do not interfere or conflict with his responsibilities to the Company.

4.    Compensation.

(a)  Base Compensation.    The Company shall pay the Executive as compensation for his services a base compensation at the annualized rate of three hundred thousand dollars ($300,000). Such compensation shall be reviewed annually by the Board of Directors. Compensation shall be paid periodically in accordance with normal Company payroll practices.

(b)  Equity.    As of the date of this Agreement, the Company will grant to the Executive a ten year restricted stock purchase option to purchase 1,500,000 shares of the Company’s Common Stock at an exercise price equal to the closing price of Company Common Stock on the NASDAQ market on June 14, 2002, pursuant to the terms and conditions set out in the Restricted Stock Option, Exercise Notice and Restricted Stock Purchase Agreement, and supporting agreements previously provided to Executive, which documents are incorporated by reference herein (the “Equity Documents”). Executive hereby grants power of attorney to the General Counsel of the Company to effect any SEC filings (including, without limitation, Form 3 and any additional filings required under Section 16(b) of the Securities Act of 1934) on Executive’s behalf in connection with the purchase of stock pursuant to the Equity Documents. In addition to the terms set out in the Equity Documents, the Company agrees that upon a Change of Control (as defined on Attachment I hereto) vesting will automatically accelerate in full on all shares of Common Stock held by Executive as of the date of such Change of Control, including shares purchased in addition to those subject to the Equity Documents.

(c)  Employee Benefits.    The Executive shall be eligible to participate in the employee benefits plans and executive compensation programs maintained by the Company applicable to similarly situated executives of the Company, including medical, dental, life and long term disability insurance, flexible spending account and 401(k) plan. Such eligibility shall be subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determination of any committee administering such plan or program. The Company further agrees to cover Executive under its Directors’ and Officer’s Liability Insurance Policy, attached hereto as Attachment II.

(d)  Executive Bonus Plan.    Executive will be eligible to earn an annual bonus pursuant to the bonus plan adopted by the Board of Directors and attached to this Agreement as Attachment V.

(e)  Signing Bonus.    At the close of the first pay period following the date of execution of this Agreement, Company shall pay Executive a one-time signing bonus of two hundred thousand dollars ($200,000), subject to normal Company payroll practices.

5.    Special Limitations with Respect to Company Stock.    Executive has read the Company’s Insider Trading Policy attached hereto as Attachment III, and hereby acknowledges and agrees that he will be subject to such Insider Trading Policy and to all other federal and state securities laws with respect to his stock ownership in the Company as may be applicable from time to time. In addition to these restrictions and to such other restrictions as may apply to Executive pursuant to the Equity Documents described in Section 3(b) hereof, Executive agrees that during his employment and for a period of six months after termination of employment he will not, during any single three-month period, dispose of more than fifteen percent (15%) of his total stock holdings in the Company; provided, however, that the first disposition made by Executive may be up to, but no more than, twenty percent (20%) of the total stock holdings. For purposes of this Section 5, “total stock holdings of the Company” shall mean (i) the total number of fully vested shares beneficially owned by Executive plus (ii) the total number of fully vested and exercisable shares subject to options held by Executive.

6.    Severance Benefits.    If the Company or the Executive terminates the Executive’s employment at any time, then the Executive shall be entitled to receive severance benefits as follows:

(a)  Voluntary Resignation; Termination for Cause.    Except as otherwise provided in Section 4 hereof, no severance benefits shall be payable upon Executive’s termination of employment by reason of voluntary resignation (and not by Involuntary Termination) or for Cause.

(b)  Involuntary Termination.    Upon termination of employment as a result of Involuntary Termination, Executive will be entitled to receive the following benefits:

(i)  severance pay, based upon Executive’s base compensation as of the date employment ceases, in an amount equal to base compensation for the duration of the Severance Period. Any amount payable shall be paid at the regular base compensation rate during the Severance Period, according to normal Company payroll practices and commencing with the month immediately after the month in which Executive’s employment so ceases; and

(ii)  coverage under the Company’s health, life, dental and other insurance programs for the Severance Period.

(c)  Disability; Death.    If Executive’s employment is terminated as a result of death or Disability, then such termination shall be treated as if it were an Involuntary Termination, and the severance and other benefits shall be provided, in accordance with subsection 6(b) above.

7.    Non-Assignability.    Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive, his beneficiaries, or legal representatives without the Company’s prior written consent; provided, however, that nothing in this subparagraph shall preclude (i) the Executive from designating a beneficiary to receive any benefit payable hereunder upon his death, or (ii) the executors, administrators, or other legal representatives of the Executive or his estate from assigning any rights hereunder to the person or persons entitled thereunto.

8.    Confidentiality.    The Executive shall be subject to all terms set out in the standard form of Employee Agreement Regarding Confidentiality and Inventions, attached hereto as Attachment IV.

9.    Successors.    Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 9 or which becomes bound by the terms of this Agreement by operation of law.

10.    Binding Effect.    This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors, legal representatives and assigns.

11.    Notices.    Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered in person or sent by first class certified or registered mail, postage prepaid, if to the Company at the Company’s principal place of business, and if to the Employee, at his home address most recently filed with the Company, or to such other address as either party shall have designated in writing to the other party hereto.

12.    Law Governing.    This Agreement shall be governed by and construed in accordance with the laws of the State of California.

13.    Severability.    If any provision of this Agreement shall be determined to be invalid, illegal or unenforceable in whole or in part, neither the validity of the remaining part of such provision nor the validity of any other provision of this Agreement shall in any way be affected thereby.

14.    Waiver.    Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition.

15.    Entire Agreement; Modifications.    This Agreement (including all exhibits hereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by both parties.

16.    Arbitration.    Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively in arbitration conducted in Santa Clara County, California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Punitive damages shall not be awarded. In any arbitration proceeding, the party determined to be the prevailing party shall be entitled to receive, in addition to any other award, its attorneys’ fees and expenses of the proceeding.

17.    Representation by Counsel.    The parties are executing this Agreement after negotiation and mutual agreement as to the terms set out herein. Executive represents that he has consulted (or voluntarily declined to consult) with legal counsel and financial advisors of his choosing and that he fully understands the terms and consequences of this Agreement.

18.    Employment and Income Taxes.    All payments made pursuant to this Agreement will be subject to withholding of employment taxes ; however, in the event that the Company determines that any benefits or payments received or to be received by Executive pursuant to this Agreement would (i) constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar or successor provision to 280G and (ii) be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision to Section 4999 (the “Excise Tax”), then the Company agrees to increase the amount such severance payments to Executive by the amount of such Excise Tax required to be withheld at the time of such payment.

IN WITNESS WHEREOF the Company and the Executive have duly executed and delivered this Agreement as of the day and year first above written.

PUMATECH, INC.		EXECUTIVE

By	/s/ MICHAEL M. CLAIR	/s/ WOODSON M. HOBBS
Chairman

Attachments:

I	Definitions
II	D&O Policy
III	Insider Trading Policy
IV	Confidentiality and Inventions Agreement
V	Executive Bonus Plan

ATTACHMENT I TO EMPLOYMENT AGREEMENT

DEFINITIONS

“Cause” means (i) any act of personal dishonesty taken by Executive in connection with his responsibilities as an employee and intended to result in substantial personal enrichment; (ii) Executive’s being convicted of a felony; or (iii) a willful act by Executive which constitutes gross misconduct and which is injurious to the Company.

“Change of Control” means the occurrence of any of the following events:

(a)  Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), excluding existing beneficial owners as of the date of this Letter, is or becomes the “beneficial owner” (as defined in Section 13d-3 of said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities, excluding conversion of any convertible securities issued as of the date of this Agreement;

(b)  The composition of the Board of Directors changes during any period of 36 months such that individuals who at the beginning of the period were members of the Board of Directors (the “Continuing Directors”) cease for any reason to constitute at least a majority thereof; unless at least 66-2/3% of the Continuing Directors has either (i) approved the election of the new Directors, (ii) if the election of the new Directors is voted on by stockholders, recommended that the stockholders vote for approval, or (iii) otherwise determined that such change in composition does not constitute a Change of Control, even if the Continuing Directors do not constitute a quorum of the whole Board (it being understood that this requirement shall not be capable of satisfaction unless there is at least one Continuing Director);

(c)  The stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets;

(d)  Any other provision of this subsection notwithstanding, the term Change of Control shall not include either of the following events undertaken at the election of the Company:

(i)  Any transaction, the sole purpose of which is to change the state of the Company’s incorporation; or

(ii)  A transaction, the result of which is to sell all or substantially all of the assets of the Company to another corporation (the “surviving corporation”) provided that the surviving corporation is owned directly or indirectly by the stockholders of the Company immediately following such transaction in substantially the same proportions as their ownership of the Company’s common stock immediately preceding such transaction.

“Change of Control Period” means the period beginning with the date that a Change of Control has occurred (as determined by the Board of Directors of the Company) and ending twelve months later.

“Disability” means a physical or mental disability to an extent that renders it impracticable for Executive to continue performing his duties hereunder. Executive shall be deemed to be so disabled if (i) a physician selected by the Company (and the Company will use its best efforts to coordinate such determination by the physician with the Company’s long term disability insurance carrier) advises the Company that Executive’s physical or mental condition will render him unable to perform his duties for a period exceeding three consecutive months, or (ii) due to a physical or mental condition, Executive has not substantially performed his duties hereunder for a period of three consecutive months.

“Involuntary Termination” means (i) without his consent, Executive’s assignment to any duties or the significant reduction of Executive’s duties, either of which is inconsistent with his position or title with the Company and responsibilities in effect immediately prior to such assignment, or the removal of Executive from such position and responsibility, or a reduction in his title; (ii) a greater than 10% reduction by the Company in Executive’s base compensation as in effect immediately prior to such reduction; provided, however, that such reduction shall not apply if substantially all executive officers of the Company agree to a similar reduction in base compensation; or (iii) any purported termination of Executive by the Company (other than a voluntary termination initiated by the Executive) which is not effected for Disability or for Cause.

“Severance Period” means the three month period following an Involuntary Termination or termination for death or Disability; provided, however, if such termination occurs during the Change of Control Period, the Severance Period shall be extended to six months.

ATTACHMENT II TO EMPLOYMENT AGREEMENT

DIRECTORS AND OFFICERS LIABILITY INSURANCE POLICY

ATTACHMENT III TO EMPLOYMENT AGREEMENT

PUMATECH, INC

INSIDER TRADING POLICY

and Guidelines with Respect to
Certain Transactions in Company Securities

This Policy provides guidelines to employees, officers and directors of Pumatech, Inc. (the “Company”) with respect to transactions in the Company’s securities.

Applicability of Policy

This Policy applies to all transactions in the Company’s securities, including common stock, options for common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options. It applies to all officers of the Company, all members of the Company’s Board of Directors, and all employees of, and consultants and contractors to, the Company and its subsidiaries who receive or have access to Material Nonpublic Information (as defined below) regarding the Company. This group of people, members of their immediate families, and members of their households are sometimes referred to in this Policy as “Insiders.” This Policy also applies to any person who receives Material Nonpublic Information from any Insider.

Any person who possesses Material Nonpublic Information regarding the Company is an Insider for so long as the information is not publicly known. Any employee can be an Insider from time to time, and would at those times be subject to this Policy.

Statement of Policy

General Policy

It is the policy of the Company to oppose the unauthorized disclosure of any nonpublic information acquired in the work-place and the misuse of Material Nonpublic Information in securities trading.

Specific Policies

1.    Trading on Material Nonpublic Information.    No director, officer or employee of, or consultant or contractor to, the Company, and no member of the immediate family or household of any such person, shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Material Nonpublic Information concerning the Company, and ending at the close of business on the second Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. As used herein, the term “Trading Day” shall mean a day on which national stock exchanges and the National Association of Securities Dealers, Inc. Automated Quotation System (NASDAQ) are open for trading.

2.    Tipping.     No Insider shall disclose (“tip”) Material Nonpublic Information to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates, nor shall such Insider or related person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s securities.

3.    Confidentiality of Nonpublic Information.     Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.

Potential Criminal and Civil Liability
and/or Disciplinary Action

1.    Liability for Insider Trading.    Insiders may be subject to penalties of up to $1,000,000 and up to ten years in jail for engaging in transactions in the Company’s securities at a time when they have knowledge of nonpublic information regarding the Company.

2.    Liability for Tipping.    Insiders may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed nonpublic information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. The Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the National Association of Securities Dealers, Inc. use sophisticated electronic surveillance techniques to uncover insider trading.

3.    Possible Disciplinary Actions.     Employees of the Company who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment.

Recommended Guidelines

1.    Recommended Trading Window.     The period beginning approximately two (2) weeks before the end of each quarter and ending two Trading Days following the date of public disclosure of the financial results for that quarter, is a particularly sensitive period of time for transactions in the Company’s stock from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that officers, directors and certain other employees will, during that period, often possess Material Nonpublic Information about the expected financial results for the quarter.

Accordingly, to ensure compliance with this Policy and applicable federal and state securities laws, the Company strongly recommends that all directors, officers and employees having access to the Company’s internal financial statements or other Material Nonpublic Information refrain from conducting transactions involving the purchase or sale of the Company’s securities other than during the period (the “trading window”) commencing at the close of business on the second Trading Day following the date of public disclosure of the financial results for a particular fiscal quarter or year and continuing until two (20 weeks prior to the end of the next fiscal quarter. The safest period for trading in the Company’s securities, assuming the absence of Material Nonpublic Information, is probably only the first ten days of the trading window.

From time to time, the Company may also recommend that directors, officers, selected employees and others suspend trading because of developments known to the Company and not yet disclosed to the public. In such event, such persons are advised not to engage in any transaction involving the purchase or sale of the Company’s securities during such period and should not disclose to others the fact of such suspension of trading.

The purpose behind the suggested self-imposed “trading window” period is to help establish a diligent effort to avoid any improper transaction. An Insider may choose not to follow this suggestion, but he or she should be particularly careful with respect to trading outside the trading window, since the Insider may, at such time, have access to Material Nonpublic Information regarding, among other things, the Company’s anticipated financial performance for the quarter.

It should be noted, however, that even during the trading window, any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at least two Trading Days, whether or not the Company has recommended a suspension of trading to that person. Trading in the Company’s securities during the trading window should not be considered a “safe harbor,” and all directors, officers and other persons should use good judgment at all times.

2.    Notification of Trades.    The Company has determined that all officers and directors of the Company should refrain from trading in the Company’s securities, even during the trading window, without first complying with the Company’s “notification” process. Each officer and director should contact and consult with the Company’s President prior to commencing any trade in the Company’s securities. The Company may find it necessary, from time to time, to require compliance with the notification process from certain employees, consultants and contractors other than and in addition to officers and directors.

3.    Individual Responsibility.     Every officer, director and employee has the individual responsibility to comply with this Policy against insider trading, regardless of whether the Company has recommended a trading window to that Insider or any other Insiders of the Company. The guidelines set forth in this Policy are guidelines only, and appropriate judgment should be exercised in connection with any trade in the Company’s securities.

An Insider may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

Applicability of Policy to Inside Information
Regarding Other Companies

This Policy and the guidelines described herein also apply to Material Nonpublic Information relating to other companies, including the Company’s customers, vendors or suppliers (“business partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company’s business partners. All employees should treat Material Nonpublic Information about the Company’s business partners with the same care required with respect to information related directly to the Company.

Definition of Material Nonpublic Information

It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of the Company’s securities.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:

Financial results

Projections of future earnings or losses

News of a pending or proposed merger

News of the disposition of a subsidiary

Impending bankruptcy or financial liquidity problems

Gain or loss of a substantial customer or supplier

Changes in dividend policy

New product announcements of a significant nature

Significant product defects or modifications

Significant pricing changes

Stock splits

New equity or debt offerings

Acquisitions

Significant litigation exposure due to actual or threatened litigation

Major changes in senior management.

Either positive or negative information may be material.

Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public.

Certain Exceptions

For purposes of this Policy, the Company considers that the exercise of stock options for cash under the Company’s stock option plans or the purchase of shares under the Company’s employee stock purchase plan (but not the sale of any such shares) is exempt from this Policy, since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan.

Additional Policies—Directors and Officers

1.    Section 16.    Directors and officers of the Company must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Securities Exchange Act of 1934, as amended. The practical effect of these provisions is that officers and directors who purchase and sell the Company’s securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Material Nonpublic Information. Under these provisions, and so long as certain other criteria are met, neither the receipt of an option under the Company’s option plans, nor the exercise of that option nor the receipt of stock under the Company’s employee stock purchase plan is deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16.

The Company has provided, or will provide, separate memoranda and other appropriate materials to its officers and directors regarding compliance with Section 16 and its related rules.

2.    Short Sales.    No officer or director shall engage in a short sale of the Company’s securities.

Inquiries

Please direct your questions as to any of the matters discussed in this Policy to the Company’s General Counsel, who is the Insider Trading Compliance Officer.

Initials:	/i/ WH	Date:	6-14-2002

ATTACHMENT IV TO EMPLOYMENT AGREEMENT

PUMATECH, INC. EMPLOYEE AGREEMENT
REGARDING CONFIDENTIALITY AND INVENTIONS

This Agreement is intended to set forth in writing my responsibility to Pumatech, Inc., a Delaware corporation (“the Company”). I recognize that the Company is engaged in a continuous program of research, development, and production respecting its business and the business of its customers, present and future. As part of my employment with the Company, I have certain obligations relating to inventions which I develop during that employment.

In return for my employment, or continued employment, by the Company, I acknowledge and agree that:

1.    Effective Date.    This agreement (“Agreement”) shall be effective on June 14, 2002, the first day of my employment with the Company.

2.    Confidentiality.    I will maintain in confidence and will not disclose or use, either during or after the term of my employment any proprietary or confidential information or know-how belonging to the Company (“Proprietary Information”), whether or not in written form, except to the extent required to perform duties on behalf of the Company. Proprietary Information refers to any information, not generally known in the relevant trade or industry, which was obtained from the Company, or which was learned, discovered, developed, conceived, originated or prepared by me in the scope of my employment. Such Proprietary Information includes, but is not limited to, software, technical and business information relating to the Company’s inventions or products, research and development, production processes, manufacturing and engineering processes, machines and equipment, finances, customers, marketing, and production and future business plans and any other information which is identified as confidential by the Company. Upon termination of my employment or at the request of my supervisor before termination, I will deliver to the Company all written and tangible material in my possession incorporating the Proprietary Information or otherwise relating to the Company’s business. These obligations with respect to Proprietary Information extend to information belonging to customers and suppliers of the Company who may have disclosed such information to me as the result of my status as an employee of the Company.

3.    Inventions.

3.1    Definition of Inventions.    As used in this Agreement, the term “Inventions” means any new or useful art, discovery, contribution, finding or improvement, whether or not patentable, and all related know-how. Inventions include, but are not limited to, all designs, discoveries, formulae, processes, manufacturing techniques, semiconductor designs, computer software, inventions, improvements, and ideas.

3.2    Disclosure and Assignment of Inventions.

(a)  I will promptly disclose and describe to the Company all Inventions which I may solely or jointly conceive, develop, or reduce to practice during the period of my employment with the Company (i) which relate at the time of conception, development, or reduction to practice of the Invention to the Company’s business or actual or demonstrably anticipated research or development, (ii) which were developed, in whole or in part, on the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or trade secret information, or (iii) which resulted from any work I performed for the Company (“the Company Inventions”). I assign all my right, title, and interest worldwide in the Company Inventions and in all intellectual property rights based upon the Company Inventions. However, I do not assign or agree to assign any Inventions relating in any way to the Company business or demonstrably anticipated research and development which were made by me prior to my employment with the Company. I further do not assign or agree to assign any Inventions which in no way relate to the Company business or demonstrably anticipated research and development which are made by me during my employment with the Company, which Inventions, if any, are identified on Exhibit A to this Agreement. At the time of execution of this Agreement, there are no Inventions listed on Exhibit A. Such Inventions will be added, along with the date of addition and signed and dated by the Chief Technical Officer of the Company and me. Counter signature by the Chief Technical Officer of Puma shall constitute acceptance of said Invention by the Company. Exhibit A will contain no confidential information. I have no rights in any Inventions other than the Inventions relating in any way to the Company business or demonstrably anticipated research and development which were made by me prior to my employment with the Company or inventions specified in Exhibit A .

(b)  I recognize that Inventions relating to my activities while working for the Company and conceived or made by me, alone or with others, within one year after termination of my employment may have been conceived in significant part while employed by the Company. Accordingly, I agree that such Inventions shall be presumed to have been conceived during my employment with the Company and are to be assigned to the Company as a Company Invention unless and until I have established the contrary. I agree to disclose promptly in writing to the Company all Inventions made or conceived by me for one (1) year after my term of employment, whether or not I believe such Inventions are subject to this Agreement, to permit a determination by the Company as to whether or not the Inventions should be the property of the Company. Any such information will be received in confidence by the Company.

3.3    Nonassignable Inventions.    This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under the provisions of Section 2870 of the California Labor Code.

4.    The Company’s Materials.    Upon termination of my employment with the Company or at any other time upon the Company’s request, I will promptly deliver to the Company, without retaining any copies, all documents and other materials furnished to me by the Company or prepared by me for the Company.

5.    Competitive Employment.    During the term of my employment with the Company, I will not engage in any employment, consulting, or other activity in any business competitive with the Company without the Company’s written consent.

6.    Non-solicitation.    During the term of my employment with the Company and for a period of two (2) years thereafter, I will not solicit or encourage, or cause others to solicit or encourage, any employees of the Company to terminate their employment with the Company.

7.    Acts to Secure Proprietary Rights.

7.1    Further Acts.    I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at its expense, in perfecting and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Inventions. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in the registration and enforcement of applicable patents and copyrights or other legal proceedings.

7.2    Appointment of Attorney-In-Fact.    In the event that the Company is unable for any reason whatsoever to secure my signature to any lawful and necessary document required to apply for or execute any patent, copyright or other applications with respect to any the Company Inventions (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), I hereby irrevocably appoint the Company and its duly authorized officers and agents as my agents and attorneys-in-fact to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other rights thereon with the same legal force and effect as if executed by me.

8.    No Conflicting Obligations.    My performance of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior to my employment with the Company. I will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or other person or entity. I am not a party to any other agreement which will interfere with my full compliance with this Agreement. I will not enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

9.    Survival.    Notwithstanding the termination of my employment, Section 3.2 and Articles 2, 6, and 7 shall survive such termination. This Agreement does not in any way restrict my right or the right of the Company to terminate my employment at any time, for any reason or for no reason.

10.    Specific Performance.    A breach of any of the promises or agreements contained herein will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law, and the Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate).

11.    Waiver.    The waiver by the Company of a breach of any provision of this Agreement by me will not operate or be construed as a waiver of any other or subsequent breach by me.

12.    Severability.    If any part of this Agreement is found invalid or unenforceable, that part will be amended to achieve as nearly as possible the same economic effect as the original provision and the remainder of this Agreement will remain in full force.

13.    Governing Law.    This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. In any proceeding under this Agreement, proceeding, the party determined to be the prevailing party shall be entitled to receive, in addition to any other award, its attorneys’ fees and expenses of the proceeding.

14.    Choice of Forum.    The parties hereby submit to the jurisdiction of, and waive any venue objections against, the United States District Court for the Northern District of California, San Jose Branch and the Superior and Municipal Courts of the State of California, Santa Clara County, in any litigation arising out of the Agreement.

15.    Entire Agreement.    This Agreement, including all Exhibits to this Agreement, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of both me and the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

16.    Assignment.    This Agreement may be assigned by the Company. I may not assign or delegate my duties under this Agreement without the Company’s prior written approval. This Agreement shall be binding upon my heirs, successors, and permitted assignees.

WOODSON HOBBS

Date:	June 14, 2002	By:	/s/ WOODSON HOBBS
Signature

PUMATECH, INC.:

Date:	June 14, 2002	By:	/s/ MICHAEL M. CLAIR
Chairman

LIMITED EXCLUSION NOTIFICATION TO CONFIDENTIALITY AGREEMENT

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the above Agreement between you and the Company does not require you to assign to the Company, any invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on your own time, and (a) which does not relate (1) to the business of the Company or (2) to the Company’s actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by you for the Company. This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

/s/ WOODSON HOBBS
Signature

Woodson Hobbs
Printed Name of Employee

Dated: June 14, 2002

Witnessed by:

/s/ MICHAEL M. CLAIR
Representative

Dated: June 14, 2002

EXHIBIT A TO CONFIDENTIALITY AGREEMENT

INVENTIONS DURING EMPLOYMENT AT THE COMPANY

INVENTION:

DATE OF INVENTION:

EMPLOYEE SIGNATURE:

DATE:

COMPANY SIGNATURE:

DATE:

ATTACH MORE SHEETS IF NECESSARY